January 17, 2006

Press Release

China Energy Savings Secures $50 Million Financing For New Ventures

China Energy Savings Technology, Inc. (Nasdaq: CESV), a leading provider of energy saving products in China, announced today that it signed an underwriting agreement with a full service investment financial group providing a broad range of securities related services on January 17, 2006 for raising $50 million through a private placement of Preferred Stock. The funds will be used to finance acquisitions of new infrastructure and energy ventures. The S3 registration will be filed with the financing placement. Mr Kwun-Luen Siu, the newly appointed Chairman and Chief Executive Officer of the Company, stated, "We are extremely pleased to announce this proposed offering. This financing will allow us to more aggressively pursue opportunities that we believe will drive our future growth plan. We are extremely excited with the financial group who participated in this financing as the underwriter."

About China Energy Savings Technology

China Energy Savings Technology, Inc., through its ownership interest in Starway Management Limited engages in the development, manufacture, sale, and distribution of energy-saving products for use in commercial and industrial settings in the People's Republic of China. According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002, Shenzhen Academy of Metrology & Quality Inspection issued in December 2002 and approved by the State Quality Supervision Inspection Department, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway's subsidiaries mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops, small arcades, offices and households through the sale of equipment, and the large- scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

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Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.